                                                                    EXHIBIT 99.1

News Release                                                            . . . .


                                    FOR:      American Oncology Resources, Inc.

                                    CONTACT:  L. Fred Pounds
                                              Vice President, Finance
                                              281/873-2674

FOR IMMEDIATE RELEASE                         Robert P. Jones/Jill Ruja
                                              Stacy Berns - Media Contact
                                              Morgen-Walke Associates
                                              212/850-5600

                                    FOR:      Physician Reliance Network, Inc.

                                    CONTACT:  Michael Murdock
                                              Executive Vice President and
                                              Chief Financial Officer
                                              972/392-8728

              AMERICAN ONCOLOGY RESOURCES AND PHYSICIAN RELIANCE
                 NETWORK ANNOUNCE DEFINITIVE MERGER AGREEMENT

              -CREATES THE PREEMINENT CANCER MANAGEMENT COMPANY-

    Houston and Dallas, Texas, December 14, 1998--American Oncology Resources, Inc. (Nasdaq: AORI) and Physician Reliance Network, Inc. (Nasdaq. PHYN) announced today that they have signed a definitive agreement to merge in a stock-for-stock transaction. The new company will be the leader in cancer management with over 700 physicians treating approximately 13% of all new cancer cases in the United States. Following completion of the transaction, the new company will operate a network of 44 cancer centers in 24 states and have annualized revenues of approximately $868 million, assets of $980 million and an enterprise value of over $1.5 billion.

    Under the terms of the agreement, which has been unanimously approved by the Board of Directors of both companies, holders of PRN common stock will receive a fixed ratio of 0.94 shares of common stock of AOR for each PRN share held. As a result, AOR and PRN

Morgan . Walke  Investor Relations and
ASSOCIATES INC  Corporate Communications

                           [Letterhead appears here]

Page: 2

shareholders will each own approxiamtely 50% of the combined comapny, which will be headquaartered in Houston, Texas. Based on AOR's closing price on December 11, 1998, the transaction in valued at approximately $715 million including the assumption of approximately $60 million of debt. Following the completion of the merger, R. Dale Ross, Chairman and CEO of AOR, will be the Chairman and CEO of the combined company and John T. Casey, the Chairman and CEO of PRN, will become a member of the new company's Board of Directors, which will consist of seven member from AOR and seven from PRN. The new management team will also include Lloyd K. Everson, M.D., President; O. Edwin French, COO; L. Fred Pounds, CFO; Joseph S. Bailes, M.D., Executive Vice President; David Chernow, Chief Development Officer; and Leo Sands, Chief Compliance Officer. The transaction is expected to be accounted for as a pooling of interests and to be treated as a tax-free exchange. Closing of the transaction is anticipated in the second quarter of 1999, subject to shareholder approval of both companies, appropriate governmental approval and other customary conditions. The transaction is expected to be modestly accretive to AOR's earnings per share in 1999 and beyond before giving effect to non-recurring charges relating to the transaction in 1999.

    Mr. Ross commented, "We are excited about this transaction as it brings together the two leading oncology management companies creating a significant force in the fight against cancer. Together, we will have the critical mass needed to optimize our strategic initiatives which include outpatient cancer center development, clinical research activities and disease management partnership programs. Both companies have demonstrated an ability to identify and successfully affiliate with premier oncologists, bringing increased value to their existing networks while achieving strong same-market performance."

    Mr. Casey said, "The combination of the two organizations is a natural extension of both companies' growth strategies. The new company's expertise in operating outpatient cancer centers and conducting clinical research will allow us to continue to attract and recruit high-quality physicians and employees. The 714 physicians brought together in this combination consist of some of the most influential clinicians and scientists within the oncology specialty. Equally as important, the merger creates opportunities for the most cost-effecient delivery system that will benefit our payors, patients, as well as our shareholders."

Page: 3

     In connection with the merger agreement, AOR and PRN mutually have granted each other an option to purchase up to 10.1% of the other's common stock, exercisable under certain circumstances. In the event that the merger is terminated by either company, AOR and PRN have agreed that, in certain circumstances, a cash termination fee will be paid.

     AOR provides comprehensive management services to 358 physicians practicing in 18 states and owns and operates 16 outpatient cancer centers in its markets. PRN manages the practices of 356 physicians in 12 states, including 28 outpatient cancer centers.

     BT Alex. Brown Incorporated acted as financial advisor to AOR and Goldman, Sachs & Co. acted as financial advisor to PRN.

     This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Although each Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Closing of the proposed transaction is subject to a number of conditions, in addition, please refer to each companies SEC filings for other factors that could cause actual results to differ materially from each Company's expectations.

Page: 4

                                AOR/PRN MERGER
                                  FACT SHEET

     COMBINED COMPANY HIGHLIGHTS:

 . Approximately 700 affiliated physicians, comprising approximately 11% of oncologists in the U.S.

 . 306 sites of service and 44 cancer centers in 24 states.

 . Treat approximately 13% of new cancer cases in the U.S.

 . $868 million in annualized revenue (third quarter annualized).

 . $165 million in annualized EBITDA (third quarter annualized).


     TERMS OF THE MERGER:

 . AOR shareholders and PRN shareholders will each own 50% of the combined company.

 . Each PRN share will convert into 0.94 shares of AOR common stock, resulting in the issuance of approximately 50 million AOR shares.

 . Transaction valued at approximately $715 million, including $60 million in assumed PRN debt.

 . Transaction expected to be accounted for as a pooling of interests and a tax-free exchange.

 . AOR and PRN have granted each other an option to purchase up to 10.1% of the other's common stock, exercisable under certain circumstances.

     KEY OPERATING STATISTICS

                                           AOR     PRN     Combined
                                           ---     ---     --------
     Physicians:
       Medical Oncologists                 309     257        566
       Radiation Oncologists                41      46         87
       Other                                 8      53         61
                                           ---     ---        ---
         Total                             358     356        714

     Sites of Service                      192     114        306
     Cancer Centers                         16      28         44
     Markets                                27      20         44
     States                                 18      12         24

     RUN-RATE FINANCIALS (THIRD QUARTER ANNUALIZED--IN MILLIONS):

          Net Revenues                    $473    $395       $868
          EBITDA                            87      78        165
          Income                            30      30         60